As filed with the Securities and Exchange Commission on December 30, 2019

Registration No. 333-09165

Registration No. 333-49231

Registration No. 333-90845

Registration No. 333-51684

Registration No. 333-67982

Registration No. 333-120558

Registration No. 333-174573

Registration No. 333-204137

Registration No. 333-225324

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION NO. 333-09165

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-49231

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-90845

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-51684

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-67982

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION NO. 333-120558

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-174573

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-204137

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-225324

UNDER

THE SECURITIES ACT OF 1933

Genesee & Wyoming Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	06-0984624
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

GENESEE & WYOMING INC. 1996 STOCK OPTION PLAN

GENESEE & WYOMING INC. STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

GENESEE & WYOMING INC. EMPLOYEE STOCK PURCHASE PLAN

GENESEE & WYOMING INC. DEFERRED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

GENESEE & WYOMING INC. 2004 OMNIBUS INCENTIVE PLAN

GENESEE & WYOMING INC. AMENDED AND RESTATED 2004 OMNIBUS INCENTIVE PLAN

GENESEE & WYOMING INC. SECOND AMENDED AND RESTATED 2004 OMNIBUS INCENTIVE PLAN

GENESEE & WYOMING INC. THIRD AMENDED AND RESTATED 2004 OMNIBUS INCENTIVE PLAN

GENESEE & WYOMING INC. FOURTH AMENDED AND RESTATED 2004 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Allison M. Fergus, Esq.

General Counsel and Secretary

Genesee & Wyoming Inc.

20 West Avenue

Darien, Connecticut 06820

(203) 202-8900

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements filed on Form S-8 (collectively, the “Registration Statements”).

1.

Registration Statement No. 333-09165, originally filed by Genesee & Wyoming Inc. (“G&W”) with the Securities and Exchange Commission (the “SEC”) on July 30, 1996, as amended by that Post-Effective Amendment No. 1, originally filed by G&W with the SEC on November 3, 2006, which registered the offer and sale of up to 950,000 shares of G&W’s Class A Common Stock, par value $0.01 per share (the “Class A Common Shares”), under the Genesee & Wyoming Inc. 1996 Stock Option Plan, the Genesee & Wyoming Inc. Stock Option Plan For Outside Directors and the Genesee & Wyoming Inc. Employee Stock Purchase Plan;

2.

Registration Statement No. 333-49231, originally filed by G&W with the SEC on April 2, 1998, which registers the offer and sale of up to 200,000 Class A Common Shares under the Genesee & Wyoming Inc. 1996 Stock Option Plan, as amended by Amendment No. 1 thereto;

3.

Registration Statement No. 333-90845, originally filed by G&W with the SEC on November 12, 1999, which registers the offer and sale of up to 50,000 Class A Common Shares under the Genesee & Wyoming Inc. Deferred Stock Plan for Non-Employee Directors;

4.

Registration Statement No. 333-51684, originally filed by G&W with the SEC on December 12, 2000, which registers the offer and sale of up to 200,000 Class A Common Shares under the Genesee & Wyoming Inc. 1996 Stock Option Plan, as amended through May 23, 2000;

5.

Registration Statement No. 333-67982, originally filed by G&W with the SEC on August 20, 2001, which registers the offer and sale of up to 60,000 Class A Common Shares under the Genesee & Wyoming Inc. Stock Option Plan for Outside Directors, as amended through July 1, 2001;

6.

Registration Statement No. 333-120558, originally filed by G&W with the SEC on November 16, 2004, which registers the offer and sale of up to 1,125,000 Class A Common Shares under the Genesee & Wyoming Inc. 2004 Omnibus Incentive Plan, as amended by that Post-Effective Amendment No. 1, originally filed by G&W with the SEC on June 4, 2007, which registers the offer and sale of up to 2,000,000 Class A Common Shares under the Genesee & Wyoming Inc. Amended and Restated 2004 Omnibus Incentive Plan;

7.

Registration Statement No. 333-174573, originally filed by G&W with the SEC on May 27, 2011, which registers the offer and sale of up to 2,500,000 Class A Common Shares under the Genesee & Wyoming Inc. Second Amended and Restated 2004 Omnibus Incentive Plan;

8.

Registration Statement No. 333-204137, originally filed by G&W with the SEC on May 13, 2015, which registers the offer and sale of up to 1,250,000 Class A Common Shares under the Genesee & Wyoming Inc. Third Amended and Restated 2004 Omnibus Incentive Plan; and

9.

Registration Statement No. 333-225324, originally filed by G&W with the SEC on May 31, 2018, which registers the offer and sale of up to 1,000,000 Class A Common Shares under the Genesee & Wyoming Inc. Fourth Amended and Restated 2004 Omnibus Incentive Plan.

These Post-Effective Amendments are being filed in connection with the closing on December 30, 2019 of the transactions contemplated by the Agreement and Plan of Merger, dated as of July 1, 2019 (the “Merger Agreement”), by and among G&W, DJP XX, LLC (“Parent”) and MKM XXII Corp. (“Merger Sub”), a wholly-owned subsidiary of Parent, pursuant to which Merger Sub merged with and into G&W, with G&W continuing as the surviving corporation and a wholly-owned subsidiary of Parent.

As a result of the closing of the transactions contemplated by the Merger Agreement, G&W has terminated all offerings of its securities pursuant to the above-referenced Registration Statements. In accordance with an undertaking made by G&W in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, G&W hereby removes and withdraws from registration all securities of G&W registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Darien, State of Connecticut, on this 30th day of December, 2019. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

Genesee & Wyoming Inc.

By:	/s/ Allison M. Fergus
	Name:	Allison M. Fergus
	Title:	General Counsel and Secretary